Exhibit 4.1.1

FIRST AMENDMENT TO

INVESTORS’ RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO INVESTORS’ RIGHTS AGREEMENT (this “Amendment”), which amends that certain Investors’ Rights Agreement dated August 3, 2012 (the “Original Agreement”), by and among Connecture, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A thereto (each an “Investor” and collectively, the “Investors”), is made and entered into as of November 6, 2014. Unless otherwise defined herein, capitalized terms shall have the definitions ascribed to them in the Original Agreement.

RECITALS

WHEREAS, the Original Agreement may be amended by written consent of (i) the Company, (ii) the holders of a majority of the Company’s Series B Preferred Stock and (iii) the Holders of a majority of the Registrable Securities then Outstanding (the “Requisite Holders”).

WHEREAS, the parties hereto, constituting the Company and the Requisite Holders, desire to amend the Original Agreement as set forth herein.

AMENDMENT

1. Section 5.5(a) of the Original Agreement is hereby amended and restated in its entirety as follows:

(a) Except as otherwise expressly provided, this Agreement may be amended, terminated or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of (i) the Company (ii) the holders of a majority of the shares of Series B Stock then outstanding (or the shares of Common Stock then held by the Investors that were issued upon conversion of the shares of Series B Stock); and (iii) the Holders of a majority of the Registrable Securities then Outstanding.

2. This Amendment may be executed in any number of counterparts (by facsimile, PDF electronic delivery or otherwise), each of which shall be an original, but all of which shall constitute one and the same instrument. The undersigned agree and acknowledge that this Amendment shall be of no force or effect until countersigned by the Company.

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This Amendment has been executed by the undersigned, effective as of the date first written above.

COMPANY:

CONNECTURE, INC.

By:	/s/ Robert Douglas Schneider
Name:	Robert Douglas Schneider
Title:	President and Chief Executive Officer

FIRST AMENDMENT TO INVESTORS’ RIGHTS AGREEMENT

This Amendment has been executed by the undersigned, effective as of the date first written above.

INVESTORS:

GPP – CONNECTURE, LLC

By:	/s/ Adam Dolder
Name:	Adam Dolder
Title:	President

FIRST AMENDMENT TO INVESTORS’ RIGHTS AGREEMENT

This Amendment has been executed by the undersigned, effective as of the date first written above.

CHRYSALIS VENTURES II, L.P.

By:	/s/ David A. Jones, Jr.
Name:	David A. Jones, Jr.
Title:	Member

FIRST AMENDMENT TO INVESTORS’ RIGHTS AGREEMENT

This Amendment has been executed by the undersigned, effective as of the date first written above.

SSM VENTURE ASSOCIATES, L.P.

By:	SSM II, L.P., general partner
By:	SSM Corporation, general partner

By:	/s/ James D. Witherington, Jr.
Name:	James D. Witherington, Jr.
Title:	President

SSM VENTURE PARTNERS, L.P.

By:	SSM II, L.P., general partner
By:	SSM Corporation, general partner

By:	/s/ James D. Witherington, Jr.
Name:	James D. Witherington, Jr.
Title:	President

FIRST AMENDMENT TO INVESTORS’ RIGHTS AGREEMENT